PRUDENTIAL INVESTMENT PORTFOLIOS, INC. 14

ARTICLES SUPPLEMENTARY

Prudential Investment Portfolios, Inc. 14, a Maryland corporation (the “Corporation”), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article IV, Section 2 of the charter of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law (with respect to classifying unissued shares of stock), the Board of Directors has classified and designated 100,000,000 authorized but unissued shares of Prudential Floating Rate Income Fund Class A Common Stock (“Class A Common Stock”), 100,000,000 authorized but unissued shares of Prudential Floating Rate Income Fund Class C Common Stock (“Class C Common Stock”) and 50,000,000 authorized but unissued shares of Prudential Floating Rate Income Fund Class Z Common Stock (“Class Z Common Stock”) as 250,000,000 shares of Prudential Floating Rate Income Fund Class Q Common Stock (“Class Q Common Stock”).

SECOND: Prior to the classification and designation authorized by these Articles Supplementary, the total number of shares of all classes and series of stock which the Corporation had authority to issue is 3,400,000,000 shares, $0.01 par value per share, having an aggregate par value of $34,000,000, classified and designated as follows:

Prudential Government Income Fund

Class A Common Stock 500,000,000

Class B Common Stock 500,000,000

Class C Common Stock 500,000,000

Class R Common Stock 500,000,000

Class Z Common Stock 500,000,000

Prudential Floating Rate Income Fund

Class A Common Stock 300,000,000

Class C Common Stock 300,000,000

Class Z Common Stock 300,000,000

THIRD: As classified and designated hereby, the total number of shares of all classes and series of stock which the Corporation has authority to issue is 3,400,000,000 shares, $0.01 par value per share, having an aggregate par value of $34,000,000, classified and designated as follows:

[INTENTIONALLY LEFT BLANK]

Prudential Government Income Fund

Class A Common Stock 500,000,000

Class B Common Stock 500,000,000

Class C Common Stock 500,000,000

Class R Common Stock 500,000,000

Class Z Common Stock 500,000,000

Prudential Floating Rate Income Fund

Class A Common Stock 200,000,000

Class C Common Stock 200,000,000

Class Q Common Stock 250,000,000

Class Z Common Stock 250,000,000

FOURTH: The terms of shares of all classes or series of stock of the Corporation (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption) are as provided in the Charter and remain unchanged by these Articles Supplementary.

FIFTH: These Articles Supplementary shall become effective upon filing with the State Department of Assessments and Taxation of Maryland.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Prudential Investment Portfolios, Inc. 14 has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on this 22nd day of April, 2015.

ATTEST:	PRUDENTIAL INVESTMENT PORTFOLIOS, INC. 14
/s/ Jonathan D. Shain	By: /s/ Scott E. Benjamin
Jonathan D. Shain,	Scott E. Benjamin,
Assistant Secretary	Vice President

THE UNDERSIGNED, President of Prudential Investment Portfolios, Inc. 14, who executed on behalf of the Corporation the foregoing Articles Supplementary which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Scott E. Benjamin
Scott E. Benjamin,
Vice President